EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Icahn Enterprises L.P. and Icahn Enterprises Holdings L.P. joint report on Form 10-K for the year ended December 31, 2013 and the incorporation by reference in the registration statement (No. 333‑188360) on Form S‑3 of Icahn Enterprises L.P. and Icahn Enterprises Finance Corp. of our report dated March 14, 2013, with respect to the consolidated balance sheet of CVR Energy, Inc. and subsidiaries as of December 31, 2012, and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for the period from May 5, 2012 to December 31, 2012.

/s/KPMG LLP

Houston, Texas
October 10, 2014